NEWS RELEASE

Coeur Reports Record 2023 Fourth Quarter Production at its Newly Expanded Rochester Operation and Provides Update on First Half 2024 Crusher Commissioning and Ramp-Up Progress

Chicago, Illinois – January 29, 2024 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today provided an update on expansion-related activities taking place at its Rochester silver and gold operation in Nevada.

Fourth quarter production reached record levels of approximately 1.3 million ounces of silver and 19,847 ounces of gold, which represented quarter-over-quarter increases of 120% and 345% and year-over-year increases of 38% and 71%, respectively. These materially higher production levels were driven by the initial surge of ounces produced from the new Stage 6 leach pad and new Merrill-Crowe process plant, which began delivering silver and gold ounces late in the third quarter of 2023.

Commissioning of the new three-stage crushing circuit is progressing after the successful feed of initial material through the primary crusher during the fourth quarter of last year and through the secondary crushers and truck loadout facility during January 2024. Commissioning of the pre-screen and tertiary crushers is expected to be completed in the current quarter. Ramp-up activities at Rochester are anticipated to be completed during the first half of 2024. Once operating at full capacity, throughput levels are expected to average 32 million tons per year, which is approximately 2.5 times higher than historical levels, making Rochester one of the world’s largest open pit heap leach operations.

In addition, work on dismantling the legacy X-Pit crushing system commenced in the fourth quarter of 2023 with the primary and secondary crushers now fully disassembled and the remainder of the system to be completed throughout the first half of 2024 to allow for access to higher-grade ore that is now being mined.

“Rochester’s fourth quarter production represents the first glimpse of its full potential as an engine of significantly higher cash flow generation and as a linchpin of Coeur’s near-term growth profile,” said Mitchell J. Krebs, President and Chief Executive Officer. “Just as importantly, Rochester now assumes a key position as America’s largest source of domestically produced and refined silver just as global demand is set to increase with the rapid proliferation of electrification technologies that require silver.”

The Company expects lower production levels at Rochester during the first quarter of 2024 as commissioning and ramp-up of the new crushing circuit takes place. Materially higher production levels at Rochester are anticipated to build throughout 2024 commensurate with the completion of the ramp-up and accessing the higher grades that were underneath the dismantled X-Pit crusher.

On February 21, 2024, Coeur will report full fourth quarter 2023 consolidated operating and financial results as well as the Company’s 2024 operating guidance.

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead exploration project in British Columbia.

NEWS RELEASE

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the Company’s anticipated production, operations, expectations and initiatives at Rochester, including the Rochester expansion project, and expected increases in the demand for silver. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of or demand for gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, changes in mining laws, ground conditions and, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K and 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining